EXHIBIT 99.1

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Second Quarter 2006 Results

Revenues of $76.8 Million and $0.24 Diluted Earnings Per Share

Portland, Oregon – (Business Wire) – August 2, 2006 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal second quarter and six months ended July 1, 2006.

Highlights for the second quarter of 2006 compared to the second quarter of 2005:

•	Revenues increased 12.2% to $76.8 million from $68.4 million

•	Comparable restaurant sales increased 2.8%

•	Operating income increased 18.2% to $5.1 million from $4.3 million

•	Net income increased 23.6% to $3.5 million from $2.9 million

•	Diluted earnings per share increased to $0.24 from $0.21

Highlights for the first six months of 2006 compared to the first six months of 2005:

•	Revenues increased 15.2% to $148.4 million from $128.8 million

•	Comparable restaurant sales increased 3.4%

•	Operating income increased 23.6% to $8.5 million from $6.9 million

•	Net income increased 29.6% to $5.8 million from $4.5 million

•	Diluted earnings per share increased to $0.40 from $0.32

“We had a strong second quarter, with both revenues and earnings at the top range of our guidance. Despite a more challenging consumer environment, higher guest counts were the primary contributor to our comparable sales growth, which has now been positive for twelve consecutive quarters. We continue to believe the strength of our brand and our ability to drive operational efficiencies will be key contributors to future growth and profitability,” said Saed Mohseni, Chief Executive Officer.

Second Quarter 2006 Results

Revenues in the second quarter of 2006 increased 12.2% to $76.8 million from $68.4 million in the second quarter of 2005. The growth in revenues is attributable to a 2.8% increase in comparable restaurant sales and additional revenues from restaurants not in the comparable base. The 2.8% increase in comparable restaurant sales was primarily the result of increased guest counts. The Company opened one company-owned restaurant during the second quarter of 2006, in Washington, D.C.

Total restaurant operating costs, consisting of food and beverage, labor, operating, and occupancy costs, were $64.2 million in the second quarter of 2006, or 83.7% of revenues, compared to $57.4 million in the second quarter of 2005, or 83.9% of revenues. The decrease in total operating costs as a percentage of revenues is primarily the result of improved labor and operating costs as a percentage of revenues.

General and administrative expenses were $4.0 million in the second quarter of 2006 compared to $3.6 million in the second quarter of 2005, an increase of $0.4 million, which includes $0.3 million of share-based compensation expense recognized as a result of the Company’s adoption in the first quarter of 2006 of Statement of Financial Accounting Standards No. 123R “Share Based Payment (revised 2004)” (“SFAS 123R”), which requires the expensing of share-based compensation awards. General and administrative expenses as a percentage of revenue remained even at 5.2% in the periods.

Operating income increased 18.2% to $5.1 million in the second quarter of 2006, compared to operating income of $4.3 million in the second quarter of 2005.

Net income in the second quarter of 2006 was $3.5 million, or $0.24 per diluted share, compared to net income of $2.9 million, or $0.21 per diluted share, in the second quarter of 2005.

First Six Months of 2006 Financial Results

Revenues for the first six months ended July 1, 2006 increased 15.2% to $148.4 million from $128.8 million in the same period a year ago. The growth in revenues is attributable to a 3.4% increase in comparable restaurant sales and additional revenues from restaurants not in the comparable base. The 3.4% increase in comparable restaurant sales was primarily the result of increased guest counts.

Total restaurant operating costs, consisting of food and beverage, labor, operating, and occupancy costs, were $125.1 million in the first six months of 2006, or 84.3% of revenues, compared to $109.1 million in the first six months of 2005, or 84.7% of revenues. The decrease in total operating costs as a percentage of revenues is primarily the result of improved labor and operating costs as a percentage of revenues.

General and administrative expenses were $8.0 million in the first six months of 2006 compared to $6.9 million in the first six months of 2005, an increase of $1.1 million, which includes $0.5 million of share-based compensation expense recognized as a result of the Company’s adoption in the first quarter of 2006 of SFAS 123R. General and administrative expenses as a percentage of revenue remained even at 5.4% in the periods.

Operating income increased 23.6% to $8.5 million in the first six months of 2006, compared to operating income of $6.9 million in the first six months of 2005.

Net income in the first six months of 2006 was $5.8 million, or $0.40 per diluted share, compared to net income of $4.5 million, or $0.32 per diluted share, in the first six months of 2005.

Financial Guidance

The Company expects third quarter 2006 revenues to be between $74.0 million and $75.0 million and a comparable restaurant sales increase between 2% and 3%. Diluted earnings per share is expected to be between $0.17 and $0.19. The Company has already opened the only planned restaurant for the third quarter of 2006, in Chicago, Illinois.

The Company expects fiscal year 2006 revenues to be between $305.0 million and $309.0 million and a comparable restaurant sales increase of approximately 2.5% to 3.0%. Diluted earnings per share is expected to be between $0.86 and $0.90. The Company intends to open eight restaurants in fiscal year 2006, of which four have opened.

Conference Call

The Company will host a conference call to discuss second quarter 2006 financial results today at 5:00 PM EDT. Hosting the call will be Douglas Schmick, Chairman and President, Saed Mohseni, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-811-8824, or for international callers 913-981-4903. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; conference ID is 5934469. The replay will be available until August 9, 2006. The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 34 years, it has successfully grown to 63 restaurants in 24 states and the District of Columbia by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base-from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our third quarter and fiscal 2006 and the number of restaurants we intend to open in our third quarter and fiscal 2006 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income and Margin Analysis-Unaudited

(in thousands, except per share data)

	Thirteen week period ended
	June 25, 2005		July 1, 2006
Revenues	$68,386	100.0%	$76,763	100.0%

Restaurant operating costs
Food and beverage	19,927	29.1%	22,363	29.2%
Labor	21,380	31.3%	23,802	31.0%
Operating	9,998	14.6%	11,137	14.5%
Occupancy	6,061	8.9%	6,924	9.0%

Total restaurant operating costs	57,366	83.9%	64,226	83.7%
General and administrative expenses	3,561	5.2%	3,983	5.2%
Restaurant pre-opening costs	759	1.1%	722	0.9%
Depreciation and amortization	2,381	3.5%	2,725	3.5%

Total costs and expenses	64,067	93.7%	71,656	93.3%

Operating income	4,319	6.3%	5,107	6.7%
Interest expense (income), net	166	0.2%	(87)	(0.1)%

Income before income taxes	4,153	6.1%	5,194	6.8%
Income tax expense	1,287	1.9%	1,652	2.2%

Net income	$2,866	4.2%	$3,542	4.6%

Net income per share
Basic	$0.21		$0.25
Diluted	$0.21		$0.24
Shares used in computing net income per share
Basic	13,782		14,218
Diluted	13,958		14,530

	Twenty-six week period ended
	June 25, 2005		July 1, 2006
Revenues	$128,771	100.0%	$148,369	100.0%

Restaurant operating costs
Food and beverage	37,687	29.3%	43,386	29.2%
Labor	40,736	31.6%	46,537	31.4%
Operating	19,014	14.8%	21,623	14.6%
Occupancy	11,666	9.0%	13,514	9.1%

Total restaurant operating costs	109,103	84.7%	125,060	84.3%
General and administrative expenses	6,903	5.4%	7,954	5.4%
Restaurant pre-opening costs	1,288	1.0%	1,485	1.0%
Depreciation and amortization	4,613	3.6%	5,384	3.6%

Total costs and expenses	121,907	94.7%	139,883	94.3%

Operating income	6,864	5.3%	8,486	5.7%
Interest expense (income), net	323	0.2%	(90)	(0.1)%

Income before income taxes	6,541	5.1%	8,576	5.8%
Income tax expense	2,028	1.6%	2,727	1.9%

Net income	$4,513	3.5%	$5,849	3.9%

Net income per share
Basic	$0.33		$0.41
Diluted	$0.32		$0.40
Shares used in computing net income per share
Basic	13,782		14,206
Diluted	13,959		14,508